 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mobility Global Inc. 2026 Long Term Incentive Plan of our report dated March 25, 2026, with respect to the combined financial statements of S&P Global Mobility Business of S&P Global Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in the Mobility Global Inc. Registration Statement on Form 10 (File No. 001-43276) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

July 1, 2026